Ex. 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Akorn, Inc. for the registration of 1,888,530 shares of its common stock and to the incorporation by reference therein of our reports dated March 29, 2009, with respect to the consolidated financial statements of Akorn, Inc. and the effectiveness of internal control over financial reporting of Akorn, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
June 16, 2009